Exhibit(j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 34 to the registration statement of Scudder Investors Funds, Inc. on Form N-1A ("Registration Statement") of our report dated October 27, 2004 relating to the financial statements and financial highlights which appears in the August 31, 2004 Annual Report to Shareholders of the Scudder Japanese Equity Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting" in such Registration Statement.




PricewaterhouseCoopers LLP
Boston, Massachusetts
December 27, 2004